Exhibit 99.1

Synacor Delivers 23% Revenue Growth, Advances on Path to ‘3/30/300’

•	Q2 2016 revenue of $30.5 million, a 23% year-over-year increase and at the high end of the guidance range of $29.0 to $31.0 million

•	Q2 2016 net loss of $2.8 million

•	Q2 2016 adjusted EBITDA of $0.3 million, exceeds guidance range of $0.0 to $0.2 million and reflects initial $1.5 million investment in support of the AT&T business

•	Progress against stated 2016 growth objectives, including being selected by a major television programmer to be their authentication partner

BUFFALO, N.Y., Aug 3, 2016 - Synacor Inc. (NASDAQ: SYNC), the trusted multiscreen technology and monetization partner for video, internet and communications providers, device manufacturers, and enterprises, today announced its financial results for the quarter ended June 30, 2016.

“We delivered another strong quarter for Synacor with significant year-over-year revenue growth and adjusted EBITDA that exceeded our previously announced guidance,” said Synacor CEO Himesh Bhise. “We are pleased with our progress in preparing to support our AT&T business and are advancing in line with our plans for deployment over 2017.”

“We remain confident in the foundation that we have laid for future growth. Our continued trajectory toward $300 million in revenue in three years is reflected in the demonstrated progress we are making against our 2016 strategic objectives,” Bhise concluded.

Recent Highlights

•	Invested the initial $1.5 million (operating expense), out of the previously announced $10 million total investment in support of the recently won AT&T portal business

•	Selected by a major television programmer to provide Cloud ID authentication services

•	Integrated Cloud ID to enable Single Sign On (SSO) for iOS and Apple TV users. Announced Cloud ID alignment with CTAM recommended approach

•	Expanded partnership with Consolidated Communications to include Synacor’s End-to-End Video Solutions

•	Launched Zimbra Collaboration 8.7, a new version release that includes enhanced security through two-factor authentication, enhanced anti-spam capabilities, and administrative features that reduce Total Cost of Ownership for enterprises and service providers

•	Continued to add customers and partners for our Zimbra offerings. Executed agreements for more than 2.5 million mailboxes, and became part of the Oracle Cloud Marketplace

Q2 2016 Financial Results

Revenue: For the second quarter of 2016, total revenue was $30.5 million, an increase of 23% compared with the second quarter of 2015. Recurring and fee-based revenue increased 126% compared with the second quarter of 2015.

Net Income: For the second quarter of 2016, net loss was $2.8 million, compared with net loss of $1.1 million in the second quarter of 2015, reflecting the investment to support the AT&T portal business. Earnings per share, or EPS, was a loss of $0.09 compared with a loss of $0.04 in the second quarter of 2015.

Adjusted EBITDA: For the second quarter of 2016, adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA), which excludes stock-based compensation expense, was $0.3 million compared with $1.5 million, for the second quarter of 2015. The Q2 2016 adjusted EBITDA reflects the $1.5 million investment (operating expense) to support the recently won AT&T portal business.

Cash: The Company ended the second quarter of 2016 with $16.3 million in cash and cash equivalents, compared with $15.7 million at the end of the prior quarter. Cash generated by operating activities was $1.8 million for the second quarter of 2016, despite the investment in the AT&T portal business.

Guidance

Based on information available as of August 3, 2016, the company is providing financial guidance for the third quarter and fiscal 2016 as follows:

•	Q3 2016 Guidance: Revenue for the third quarter of 2016 is projected to be in the range of $29.0 million to $31.0 million. The company expects to report a net loss of $5.2 million to $6.5 million and adjusted EBITDA of ($2.0 million) to ($3.0 million), which excludes stock-based compensation expense of $0.7 million to $0.8 million, depreciation and amortization of $2.2 million to $2.4 million and tax, interest expense and other income and expense of $0.3 million.

•	Fiscal 2016 Guidance: Revenue for the full year of 2016 is projected to be in the range of $130.0 million to $135.0 million. The company expects to report a net loss in the range of $10.5 million to $12.6 million and adjusted EBITDA in the range of $0.5 million to $2.0 million, which excludes stock-based compensation expense of $2.8 million to $3.0 million, depreciation and amortization of $8.8 million to $9.2 million, and tax, interest expense and other income and expense of $0.9 million.

Net Income and adjusted EBITDA guidance for the third quarter and fiscal year 2016 reflect a portion of the $10 million investment planned between the second quarter of 2016 through the first quarter of 2017 to deploy portal services for AT&T.

Conference Call Details

Synacor will host a conference call today at 5 p.m. ET to discuss the second-quarter financial results with the investment community. The live webcast of Synacor’s earnings conference call can be accessed at http://investor.synacor.com/events.cfm. To participate, please login approximately ten minutes prior to the webcast. For those without access to the internet, the call may be accessed toll-free via phone at (877) 837-3911, with conference ID 55425876, or callers outside the U.S. may dial (253) 237-1167. Following completion of the call, a recorded webcast replay will be available on Synacor’s website. To listen to the telephone replay, call toll-free (855) 859-2056, or callers outside the U.S. may dial (404) 537-3406. The conference ID is 55425876.

About Synacor

Known for managed portals and apps, advertising, email and collaboration, authentication, and end-to-end advanced video services, Synacor (Nasdaq:SYNC) is the trusted technology development, multiplatform services and revenue partner for video, internet and communications providers, device manufacturers, and enterprises. We deliver modern, multiscreen experiences and advertising to their consumers that require scale, actionable data and sophisticated implementation. Synacor enables our customers to better engage with their consumers. www.synacor.com

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP).

We report adjusted EBITDA because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors.

For a reconciliation of adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, please refer to the table “Reconciliation of GAAP to Non-GAAP Measures” in this press release.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements concerning Synacor’s expected financial performance (including, without limitation, its expectations related to the AT&T contract, its third-quarter and fiscsal year 2016 and three-year guidance, the statements and quotations from management and Synacor’s strategic and operational plans. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the company’s results could differ materially from the results expressed or implied by the forward-looking statements the company makes.

The risks and uncertainties referred to above include - but are not limited to - risks associated with: execution of our plans and strategies, including execution against our agreement with AT&T; the loss of a significant customer; our ability to obtain new customers; our ability to integrate the assets and personnel from acquisitions; expectations regarding consumer taste and user adoption of applications and solutions; developments in internet browser software and search advertising technologies; general economic conditions; expectations regarding the company’s ability to timely expand the breadth of services and products or introduction of new services and products; consolidation within the cable and telecommunications industries; changes in the competitive dynamics in the market for online search and digital advertising; the risk that security measures could be breached and unauthorized access to subscriber data could be obtained; potential third party intellectual property infringement claims or other legal claims against Synacor; and the price volatility of our common stock.

Further information on these and other factors that could affect the company’s financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the company’s most recent Form 10-Q filed with the SEC. These documents are available on the SEC Filings section of the Investor Information section of the company’s website at http://investor.synacor.com/. All information provided in this release and in the attachments is available as of August 3, 2016, and Synacor undertakes no duty to update this information.

Contacts

Investor Contact:

David Calusdian, Executive Vice President & Partner

Sharon Merrill

ir@synacor.com

716-362-3309

Press Contact:

Matt Wolfrom, VP, Corporate Communications

Synacor

Matt.Wolfrom@synacor.com

716-362-3880

Synacor, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$16,295	$15,697
Accounts receivable, net	19,052	24,341
Prepaid expenses and other current assets	5,188	3,290

Total current assets	40,535	43,328
Property and equipment, net	13,996	14,377
Goodwill	15,949	15,187
Intangible assets, net	15,881	14,798
Investment	1,000	1,000
Other long-term assets	300	336

Total Assets	$87,661	$89,026

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,704	$9,004
Accrued expenses and other current liabilities	12,015	9,765
Current portion of deferred revenue	10,279	11,295
Current portion of capital lease obligations	1,472	1,574

Total current liabilities	34,470	31,638
Long-term portion of capital lease obligations	1,035	1,007
Long-term debt	5,000	5,000
Deferred revenue	3,210	3,225
Other long-term liabilities	500	2,052

Total Liabilities	44,215	42,922

Stockholders’ Equity:
Common stock	308	306
Treasury stock	(1,398)	(1,332)
Additional paid-in capital	115,097	113,238
Accumulated deficit	(70,432)	(66,110)
Accumulated other comprehensive (loss) income	(129)	2

Total stockholders’ equity	43,446	46,104

Total Liabilities and Stockholders’ Equity	$87,661	$89,026

Synacor, Inc.

Condensed Consolidated Statements of Operations

(In thousands except share and per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Revenue	$30,476	$24,716	$60,736	$51,446
Costs and operating expenses:
Cost of revenue (1)	13,516	12,504	26,488	26,908
Technology and development (1)(2)	6,591	4,561	12,464	9,427
Sales and marketing (2)	5,620	3,639	11,270	7,201
General and administrative (1)(2)	5,134	3,351	10,156	6,724
Depreciation and amortization	2,270	1,660	4,368	3,156

Total costs and operating expenses	33,131	25,715	64,746	53,416

Loss from operations	(2,655)	(999)	(4,010)	(1,970)

Other income	242	17	244	1
Interest expense	(84)	(59)	(152)	(109)

Loss before income taxes and equity interest	(2,497)	(1,041)	(3,918)	(2,078)
Provision for income taxes	260	16	404	21
Loss in equity interest	—	(25)	—	(57)

Net loss	$(2,757)	$(1,082)	$(4,322)	$(2,156)

Net loss per share:
Basic	$(0.09)	$(0.04)	$(0.14)	$(0.08)

Diluted	$(0.09)	$(0.04)	$(0.14)	$(0.08)

Weighted average shares used to compute net loss per share:
Basic	30,070,759	27,534,119	30,031,286	27,475,481

Diluted	30,070,759	27,534,119	30,031,286	27,475,481

Notes:
(1) Exclusive of depreciation and amortization shown separately.
(2) Includes stock-based compensation as follows:

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Technology and development	$202	$253	$443	$470
Sales and marketing	208	244	431	485
General and administrative	277	303	550	586

	$687	$800	$1,424	$1,541

Synacor, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six months ended June 30,
	2016	2015
Cash Flows from Operating Activities:
Net loss	$(4,322)	$(2,156)
Adjustments to reconcile net loss to net cash provided in operating activities:
Depreciation and amortization	4,368	3,156
Stock-based compensation expense	1,424	1,541
Loss in equity interest	—	57
Change in assets and liabilities net of effect of acquisition:
Accounts receivable, net	6,254	3,435
Prepaid expenses and other assets	(1,866)	381
Accounts payable	850	(2,133)
Accrued expenses and other liabilities	(15)	(152)
Deferred revenue	(1,031)	—

Net cash used provided by operating activities	5,662	4,129

Cash Flows from Investing Activities:
Acquisition	(2,500)	—
Purchases of property and equipment	(2,004)	(1,561)

Net cash used in investing activities	(4,504)	(1,561)

Cash Flows from Financing Activities:
Repayments on capital lease obligations	(838)	(672)
Proceeds from exercise of common stock options	336	70
Treasury shares received to satisfy minimum tax withholdings	(66)	—
Deferred acquisition payment	—	(495)

Net cash used in financing activities	(568)	(1,097)

Effect of exchange rate changes on cash and cash equivalents	8	(8)
Net increase in Cash and Cash Equivalents	598	1,463
Cash and Cash Equivalents at beginning of period	15,697	25,600

Cash and Cash Equivalents at end of period	$16,295	$27,063

Synacor, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(In thousands)

(Unaudited)

The following table presents a reconciliation of net loss to adjusted EBITDA for each of the periods indicated:

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Reconciliation of Adjusted EBITDA:
Net loss	$(2,757)	$(1,082)	$(4,322)	$(2,156)
Provision for income taxes	260	16	404	21
Interest expense	84	59	152	109
Other income	(242)	(17)	(244)	(1)
Depreciation and amortization	2,270	1,660	4,368	3,156
Stock-based compensation expense	687	800	1,424	1,541
Loss on equity interest	—	25	—	57

Adjusted EBITDA	$302	$1,461	$1,782	$2,727